Commonwealth Bankshares, Inc.	Exhibit 99.1
403 Boush St Norfolk, Virginia 23510

NEWS STORY FOR COMMONWEALTH BANKSHARES

July 18, 2003 Commonwealth Bankshares, Inc., Norfolk, VA, Reports 2003 Second Quarter and First Six-Month Operating and Financial Results.

Commonwealth Bankshares, Inc. (NASDAQ: CWBS) today announced its 2003 second quarter and first six-month operating and financial results which include the following:

Net Income for the second quarter of 2003 equaled $728 thousand, an increase of 109.2% over the 2002 second quarter earnings of $348 thousand. For the six months ending June 30, 2003, the Corporation achieved earnings of $1.255 million, an increase of 147.5% compared with earnings of $507 thousand for the six months ending June 30, 2002. Diluted earnings per share of $0.38 and $0.66 for the second quarter and year to date 2003 respectively, rose 100.0% and 144.4% from the comparable periods in 2002.

Net interest income for the second quarter of $2.8 million was up 40.0% over the second quarter of 2002, due primarily to a 31.7% increase in outstanding loans when compared with the comparable period of 2002. Net interest income for the six months ending June 30, 2003 increased 45.9% or $1.7 million when compared with June 30, 2002.

Total assets as of June 30, 2003 equaled $281.7 million, up 21.8% over the $231.2 million reported a year earlier. Loans, net of the allowance for loan losses, rose to $248.3 million, a 32.1% increase over the $188.0 million reported for the quarter ended June 30, 2002.

Total shareholders’ equity increased $2.6 million, or 18.3% to $16.8 million at June 30, 2003 compared with $14.2 million at June 30, 2002. Book value per share equaled $9.75 for the quarter ended June 30, 2003 compared with $8.28 for the quarter ended June 30, 2002.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, “We are pleased with the Corporation’s strong earnings and balance sheet growth, while maintaining good asset quality.”

Commonwealth Bankshares, Inc. is the parent company of Bank of the Commonwealth, a full-service community bank headquartered in Norfolk, VA with nine branches and 17 ATM’s serving the Hampton Roads Community of Virginia.

07/18/2003

Contact: E.J. Woodard, Jr., CLBB, Chairman Of The Board, President, and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904,or ewoodard@bocmail.net/ Web Site: http://bankofthecommonwealth.com/

This press release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.